Exhibit 99.1
For Immediate Release
Company Contact:
Stephanie R. Irish
Acting Chief Financial Officer
Vanda Pharmaceuticals Inc.
(240) 599-4500
stephanie.irish@vandapharma.com
Vanda Pharmaceuticals Reports Fourth Quarter and Full Year 2008 Results
ROCKVILLE, MD. – February 11, 2009 – Vanda Pharmaceuticals Inc. (NASDAQ: VNDA), a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders, today announced financial and operational results for the fourth quarter ended December 31, 2008.
Vanda reported a net loss of $7.5 million for the fourth quarter of 2008, compared to $10.9 million for the third quarter of 2008 and $20.7 million for the fourth quarter of 2007. Total expenses for the fourth quarter of 2008 were $7.7 million, compared to $11.2 million for the third quarter of 2008 and $22.0 million for the fourth quarter of 2007. Research and development (R&D) expenses for the fourth quarter of 2008 were $3.6 million, compared to $3.8 million for the third quarter of 2008 and $12.6 million for the fourth quarter of 2007. The decrease in R&D expenses in the fourth quarter of 2008 relative to the third quarter of 2008 is primarily due to the decrease in stock-based compensation expense for R&D personnel due to the cancellation of unvested options. The decrease in R&D expenses in the fourth quarter of 2008 relative to the fourth quarter of 2007 is attributable to lower clinical trial costs in 2008 compared to costs from trials conducted in 2007. For the full year of 2008, total expenses were $52.8 million, compared to $80.0 million for 2007. Total 2008 R&D expenses were $23.9 million compared to $47.2 million during 2007.
As of December 31, 2008, Vanda’s cash, cash equivalents, and marketable securities totaled approximately $46.5 million. As of December 31, 2008, a total of approximately 26.7 million shares of Vanda common stock were outstanding. Net loss per common share for the fourth quarter of 2008 was $0.28, compared to $0.41 for the third quarter of 2008 and $0.78 for the fourth quarter of 2007.
OPERATIONAL HIGHLIGHTS
On November 6, 2008, Vanda submitted a Complete Response to the not approvable action letter that the Company received from the U.S. Food and Drug Administration (FDA) on July 25, 2008 regarding iloperidone. The FDA has indicated that it has accepted the Complete Response for review and has set a new target action date of May 6, 2009.

Pending a response from the FDA, Vanda is concentrating its efforts on the design and evaluation of clinical development options for tasimelteon, its compound for sleep and mood disorders. Results of prior phase II and III clinical trials for tasimelteon were published in the December 2008 issue of The Lancet.
On December 16, 2008, Vanda announced a workforce reduction of 17 employees, including two officers.
FINANCIAL DETAILS
•	Operating Expenses. Fourth quarter 2008 R&D expenses, primarily consisting of salaries and related costs of R&D personnel, including $0.6 million of severance expense and the costs of regulatory consultants, totaled $3.6 million, compared to $3.8 million for the third quarter of 2008 and $12.6 million for the fourth quarter of 2007. The decrease in R&D expenses in the fourth quarter of 2008 relative to the third quarter of 2008 is primarily due to the decrease in stock-based compensation expense for R&D personnel due to the cancellation of unvested options in connection with the workforce reduction. The decrease in R&D expenses in the fourth quarter of 2008 relative to the fourth quarter of 2007 is primarily attributable to lower clinical trial costs in the fourth quarter of 2008 compared to the costs from trials conducted in the fourth quarter of 2007. For the full year of 2008, total R&D expenses were $23.9 million, compared to $47.2 million for the full year of 2007. Lower R&D expenses resulted from the lower clinical trial costs and related manufacturing costs incurred in 2008.

General and administrative (G&A) expenses totaled $4.1 million for the fourth quarter of 2008, compared to $7.4 million for the third quarter of 2008 and $9.5 million for the fourth quarter of 2007. The decrease in G&A expenses in the fourth quarter of 2008 relative to the third quarter of 2008 is primarily due to lower iloperidone pre-commercial launch expenses and the decrease in stock-based compensation expense for G&A personnel due to the cancellation of unvested options in connection with the workforce reduction offset by $1.0 million of severance expense. The decrease in G&A expenses in the fourth quarter of 2008 relative to the fourth quarter of 2007 is primarily due to lower employee stock-based compensation expense and lower iloperidone pre-commercial launch expenses. For the full year of 2008, total G&A expenses were $28.9 million, compared to $32.8 million for the prior year. The year-over-year decrease in G&A expenses is primarily due to decreased stock-based compensation expense and decreased business and commercial development expenses.

Employee stock-based compensation expense recorded in the fourth quarter of 2008 totaled $0.7 million. Of these non-cash charges, $0.6 million was recorded as a reversal R&D expense and $1.3 million was recorded as G&A expense. For the third quarter of 2008 and the fourth quarter of 2007, total stock-based compensation was $3.6 million and $5.2 million, respectively. The decrease in stock-based compensation in the fourth quarter of 2008 relative to the third quarter of 2008 is the result of the net effect of stock-based compensation for the period for existing employees reduced by the reversal of stock-based compensation charges resulting from the cancellation of unvested options in connection with the workforce reduction. The decrease in stock-based compensation in the fourth quarter of 2008 relative to the fourth quarter of 2007 is primarily due to the lower fair market value of options granted in 2008 and the reversal of cumulative amortization of deferred stock-based compensation related to the cancellation of unvested options in connection with the workforce reduction. For the full year of 2008, total stock-based compensation was $13.4 million, compared to $19.5 million for the prior year.

•	Net loss for the fourth quarter of 2008 was $7.5 million, compared to a net loss of $10.9 million for the third quarter of 2008 and $20.7 million for the fourth quarter of 2007. For the full year of 2008, net loss was $51.1 million, compared to $74.1 million for the full year of 2007.

•	Net loss per common share for the fourth quarter of 2008 was $0.28, compared to $0.41 for the third quarter of 2008 and $0.78 for the fourth quarter of 2007. For the full year of 2008, net loss per common share was $1.92, compared to $2.81 for the full year of 2007.
•	Cash and marketable securities decreased by $5.2 million during the fourth quarter of 2008. Changes included $7.5 million of net losses, decreases in accrued R&D expenses and accounts payable of $0.6 million, offset by decreases in prepaid expenses of $1.7 million, $0.8 million in non-cash depreciation, amortization, and stock-based compensation expenses and net decreases in other working capital of $0.4 million.
•	Vanda’s cash, cash equivalents and marketable securities as of December 31, 2008 totaled approximately $46.5 million, compared to approximately $51.7 million as of September 30, 2008 and $93.2 million as of December 31, 2007.
FINANCIAL GUIDANCE
Vanda expects its operating cash spend to be approximately $3.8 million for the first quarter of 2009, including $0.8 million for severance payments. The projected $3 million of non-severance costs include administrative overhead, personnel costs, costs to complete an ongoing carcinogenicity study and regulatory consulting fees.
ABOUT VANDA PHARMACEUTICALS INC.:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. For more on Vanda Pharmaceuticals Inc., please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vanda is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: delays in the completion of Vanda’s clinical trials; a failure of Vanda’s product candidates to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements; a lack of acceptance of Vanda’s product candidates in the marketplace, or a failure to become or remain profitable; Vanda’s inability to obtain the capital necessary to fund its research and development activities; Vanda’s failure to identify or obtain rights to new product candidates; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section

(Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the quarter ended September 30, 2008 (File No. 000-51863). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
####

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues from services	$—	$—	$—	$—

Operating expenses:
Research and development	3,559,543	12,574,735	23,935,541	47,234,867
General and administrative	4,095,118	9,472,938	28,909,580	32,803,508

Total operating expenses	7,654,661	22,047,673	52,845,121	80,038,375

Loss from operations	(7,654,661)	(22,047,673)	(52,845,121)	(80,038,375)

Interest income	150,642	1,299,076	1,780,880	5,907,219
Other income	—	—	—	71,345

Total other income, net	150,642	1,299,076	1,780,880	5,978,564

Loss before tax provision	(7,504,019)	(20,748,597)	(51,064,241)	(74,059,811)

Tax provision	—	(191)	—	9,879

Net loss	$(7,504,019)	$(20,748,406)	$(51,064,241)	$(74,069,690)

Basic and diluted net loss per share attributable to common stockholders	$(0.28)	$(0.78)	$(1.92)	$(2.81)

Shares used in calculation of basic and diluted net loss per share attributable to common stockholders	26,652,187	26,644,540	26,650,126	26,360,177

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$39,079,304	$41,929,533
Marketable securities	7,378,798	43,243,960
Prepaid expenses, deposits and other current assets	1,287,400	1,781,881

Total current assets	47,745,502	86,955,374

Marketable securities, long-term	—	7,979,331
Property and equipment, net	1,758,111	1,345,845
Deposits	—	150,000
Restricted cash	430,230	430,230

Total assets	$49,933,843	$96,860,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$512,382	$2,988,069
Accrued expenses	2,898,417	9,789,738

Total current liabilities	3,410,799	12,777,807

Long-term liabilities:
Deferred rent	502,770	354,042

Total liabilities	3,913,569	13,131,849

Stockholders’ equity:
Common stock	26,653	26,653
Additional paid-in capital	270,988,157	257,600,368
Accumulated other comprehensive income (loss)	(20,029)	12,176
Deficit accumulated during the development stage	(224,974,507)	(173,910,266)

Total stockholders’ equity	46,020,274	83,728,931

Total liabilities and stockholders’ equity	$49,933,843	$96,860,780

VANDA PHARMACEUTICALS INC.
(A Development Stage Enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,	December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(51,064,241)	$(74,069,690)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	530,805	571,586
Stock-based compensation	13,387,789	19,622,814
Loss on disposal of assets	(173)	28,713
Accretion of discount on investments	(235,163)	(1,571,905)
Changes in assets and liabilities:
Prepaid expenses and other current assets	495,200	168,987
Deposits	150,000	—
Accounts payable	(2,475,697)	204,029
Accrued expenses	(6,892,577)	3,465,028
Deferred grant revenue	—	(147,464)
Other liabilities	148,728	86,644

Net cash used in operating activities	(45,955,329)	(51,641,258)

Cash flows from investing activities:
Purchases of property and equipment	(943,659)	(279,433)
Proceeds from sales of property and equipment	—	200,179
Purchases of marketable securities	(14,786,080)	(138,953,879)
Proceeds from sales of marketable securities	11,258,094	3,577,859
Maturities of marketable securities	47,560,000	86,695,000

Net cash provided by (used in) investing activities	43,088,355	(48,760,274)

Cash flows from financing activities:
Proceeds from exercise of stock options and warrants	—	148,640
Proceeds from issuance of common stock, net of issuance costs	—	111,254,850

Net cash provided by financing activities	—	111,403,490

Effect of foreign currency translation	16,745	(1,320)

Net increase (decrease) in cash and cash equivalents	(2,850,229)	11,000,638

Cash and cash equivalents, beginning of period	41,929,533	30,928,895

Cash and cash equivalents, end of period	$39,079,304	$41,929,533

SOURCE Vanda Pharmaceuticals Inc.
02/11/2009
CONTACT: Stephanie R. Irish, Acting Chief Financial Officer of Vanda Pharmaceuticals Inc., +1-240-599-4500
Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.